UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
GRITSTONE BIO, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply)
☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Gritstone bio, Inc.
Dear Stockholder:
I am pleased to invite you to attend the virtual 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Gritstone bio, Inc. (“Gritstone”), which will be held online at www.virtualshareholdermeeting.com/GRTS2023, on June 16, 2023 at 9:00 a.m. Pacific Time.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the internet, by phone or by mail. If you decide to attend the Annual Meeting, you will be able to vote electronically or via phone, even if you have previously submitted your proxy.
On behalf of the Board of Directors, I would like to express our appreciation for your interest and investment in Gritstone.
Sincerely,

Andrew Allen, M.D., Ph.D.
President and Chief Executive Officer

GRITSTONE BIO, INC.
5959 Horton Street, Suite 300
Emeryville, CA 94608
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Time and Date	June 16, 2023, at 9:00 a.m. Pacific Time

Place
The Annual Meeting will be an entirely virtual meeting to be conducted via live webcast at www.virtualshareholdermeeting.com/GRTS2023. To join the Annual Meeting, you will need to have your 16-digit control number included on your Notice of Internet Availability of Proxy Materials and your Proxy Card. The virtual format allows us to increase stockholder access, while also saving time and money for both us and our stockholders.

Items of Business	1.	To elect two Class II directors to hold office until the 2026 annual meeting of stockholders or until their successors are elected and qualified.
2.
To ratify the selection, by the audit committee of the Company’s board of directors, of Ernst & Young LLP, as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2023.

	3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date
Only stockholders who owned common stock of the Company at the close of business on April 19, 2023 (the “Record Date”) are entitled to receive notice of and vote at the Annual Meeting or any adjournments or postponements that take place.

Board of Directors Recommendations	The board of directors of the Company (the “Board of Directors”) recommends that you vote:

FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement; and

FOR the ratification of the appointment of Ernst & Young LLP, as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2022, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN THE “QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING, THE PROXY PROCESS AND VOTING” SECTION IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.
By Order of the Board of Directors

/s/ Andrew Allen
Andrew Allen, M.D., Ph.D. President and Chief Executive Officer
Emeryville, California
April 26, 2023

GRITSTONE BIO, INC.
5959 Horton Street, Suite 300
Emeryville, CA 94608

PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON

JUNE 16, 2023
You are receiving this Proxy Statement and the enclosed proxy card (“Proxy Card”) because the board of directors (the “Board of Directors”) of Gritstone bio, Inc. (referred to herein as the “Company,” “Gritstone,” “we,” “us” or “our”) is soliciting your proxy to vote at our 2023 Annual Meeting of stockholders (the “Annual Meeting”) to be held on Friday, June 16, 2023, at 9:00 a.m. Pacific Time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/GRTS2023, where you will be able to listen to the meeting live, submit questions and vote online.
•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.
•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.
In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.
Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of the close of business on April 19, 2023 (the “Record Date”) for the first time on or about April 26, 2023. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Investors & Media – SEC Filings” section of our website at www.gritstonebio.com.
The only outstanding voting securities of Gritstone are shares of common stock, $0.0001 par value per share (the “common stock”), of which there were 88,913,562 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in attendance online or represented by proxy, are required to hold the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING, THE PROXY PROCESS AND VOTING
The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this Proxy Statement. Please read the entire Proxy Statement carefully before voting your shares.
Why am I receiving these materials?
We have made this Proxy Statement and Proxy Card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the Board of Directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting online to vote on the proposals described in this Proxy Statement. However, you are not required to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.
This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card were first made available for access, on or about April 26, 2023, to all stockholders of record as of the Record Date.
Who can vote at the Annual Meeting?
Holders of our common stock at the close of business on April 19, 2023, the Record Date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held as of the Record Date. At the close of business on the Record Date, there were 88,913,562 shares of common stock issued and outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/GRTS2023 or you may vote by proxy. Whether or not you plan to attend the Annual Meeting online, we encourage you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting online at www.virtualshareholdermeeting.com/GRTS2023. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting by attending the Annual Meeting online unless you request and obtain a valid Proxy Card from your broker or other agent.
What am I being asked to vote on?
You are being asked to vote on two proposals:
•	Proposal 1—the election of two Class II directors to hold office until our 2026 annual meeting of stockholders; and
•
Proposal 2—the ratification of the selection, by the audit committee of our board of directors, of Ernst & Young LLP, as our independent registered public accounting firm for the year ending December 31, 2023

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.
How do I attend the Virtual Annual Meeting?
This year’s Annual Meeting will be held entirely online to allow greater participation and improved communication and provide cost savings for our stockholders and the Company. Stockholders of record as of the close of business on April 19, 2023 will be able to attend and participate in the Annual Meeting online by accessing www.virtualshareholdermeeting.com/GRTS2023. To join the Annual Meeting, you will need to have your 16-digit control number which is included on your Notice of Internet Availability of Proxy Materials and your proxy card.
Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.
How do I vote?
•
For Proposal 1, you may either vote “For” or “Withhold” your vote from any of the nominees of the board of directors. “Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of the nominees.

•
For Proposal 2, you may either vote “For” or “Against” or “Abstain”. If you “Abstain” from voting with respect to this proposal, your vote will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the vote for this proposal.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting online, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote online. In such case, your previously submitted proxy will be disregarded.
•	You may vote via the Annual Meeting Website. To vote at the Annual Meeting, attend the Annual Meeting online and follow the instructions posted at www.virtualshareholdermeeting.com/GRTS2023.
•
You may vote by mail. To vote by mail using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided so that it is received no later than June 15, 2023 (or, if applicable, an earlier date indicated on the Proxy Card). If you return your signed Proxy Card as instructed, we will vote your shares in accordance with the Proxy Card.

•
You may vote via the Internet. To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability. Your vote must be received by 11:59 p.m. Eastern Time on June 15, 2023 to be counted.

•
You may vote by telephone. To vote by telephone, you may vote by proxy by calling the toll-free number found on the Proxy Card. Your vote must be received by 11:59 p.m. Eastern Time on June 15, 2023 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
We provide internet proxy voting to allow you to vote your shares online before the Annual Meeting takes place, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Who counts the votes?
We have engaged Broadridge Financial Solutions, Inc. (“Broadridge”) as our independent agent to tabulate stockholder votes (the “Inspector of Election”). If you are a stockholder of record, your executed Proxy Card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Broadridge on behalf of all its clients.
How are votes counted?
With respect to the election of directors (Proposal 1), you may vote “for” or “withhold” authority to vote for each of the nominees for the Board of Directors. If you “withhold” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominees. Broker non-votes will have no effect on the election of the nominees.
With respect to the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 (Proposal 2), you may vote “for,” “against” or “abstain.” If you “abstain” from voting with respect to this proposal, your vote will have the same effect as a vote “against” the proposal. As explained below, broker non-votes will have no effect on the vote for this proposal.
Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” and, with respect to Proposal 2, “Against” votes, abstentions and broker non-votes. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” or “non-routine”?”
What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.
Which ballot measures are considered “routine” or “non-routine”?
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.
How many votes are needed to approve the proposal?
Election of Directors (Proposal 1)—Directors shall be elected by a plurality of the votes cast (meaning that the two director nominees who receive the highest number of shares voted “For” their election are elected). “Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of the nominees.
Ratification of Independent Registered Public Accounting Firm (Proposal 2)—The ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.
What if I return a Proxy Card but do not make specific choices?
If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the two nominees for director, and “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
•	You may submit another properly completed Proxy Card, bearing a date later than the date of the original Proxy Card.
•
You may deliver a written notice, bearing a date later than the date of the original Proxy Card, that you are revoking your proxy to our Corporate Secretary at 5959 Horton Street, Suite 300, Emeryville, CA 94608 by 11:59 p.m. Eastern Time on June 15, 2023.

•
You may attend the Annual Meeting online and vote by following the instructions at www.virtualshareholdermeeting.com/GRTS2023. Simply attending the Annual Meeting online will not, by itself, revoke your proxy.

If your shares are held in “street name” by your broker, bank or other agent, you should follow the instructions provided by them to change your vote.
When are stockholder proposals due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2023, to our Corporate Secretary at our principal executive offices; provided that, if the date of the annual meeting is more than 30 days from June 16, 2024, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Pursuant to our bylaws, in order for a stockholder to present a proposal for next year’s annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between February 17, 2024 and March 18, 2024; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after June 17, 2023, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the SEC’s universal proxy rules, stockholders who wish to solicit proxies in support of director nominees other than our proposed nominees must provide a notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no later than April 17, 2024.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in attendance online or represented by proxy at the Annual Meeting. On the Record Date, there were 88,913,562 shares outstanding and entitled to vote. Accordingly, 44,456,782 shares must be represented by stockholders present at the Annual Meeting online or by proxy to have a quorum.
Your shares will be counted toward the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions and “Withhold” votes will be counted toward the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, in attendance online or represented by proxy, may adjourn the Annual Meeting to another time or place.
How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four (4) business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four (4) business days of the day the final results are available.
Implications of being an “emerging growth company.”
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of: (1) December 31, 2023, or (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. Unless the Board of Directors determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.
Our Board of Directors currently consists of seven seated directors, divided into the three following classes:
•	Class I directors: Andrew Allen, M.D., Ph.D., and Naiyer Rizvi, M.D., whose current terms will expire at the annual meeting of stockholders to be held in 2025;
•	Class II directors: Lawrence Corey, M.D., and Shefali Agarwal, M.D., M.P.H., whose current terms will expire at the Annual Meeting; and
•	Class III directors: Steve Krognes, Clare Fisher and Elaine Jones, Ph.D., whose current terms will expire at the annual meeting of stockholders to be held in 2024.
At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.
Drs. Corey and Agarwal have been nominated to serve as Class II directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of his or her election by the stockholders until the third subsequent annual meeting of stockholders or until his or her successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.
The following table sets forth, for the Class II nominees (who are currently standing for re-election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of April 19, 2023 and position/office held within the Company:
Name	Class	Age	Position/Office	Director Since
Andrew Allen, M.D., Ph.D.	I	56	President, Chief Executive Officer and Director	2015
Naiyer Rizvi, M.D.(1)(3)	I	59	Director	2021
Lawrence Corey, M.D.(1)	II	76	Director	2022
Shefali Agarwal, M.D., M.P.H.(2)	II	49	Director	2021
Steve Krognes(2)(3)	III	54	Director	2018
Clare Fisher(1)	III	50	Director	2022
Elaine Jones, Ph.D.(2)(3)	III	68	Director and Chairperson of the Board of Directors	2020
(1)	Member of the nominating and corporate governance committee.
(2)	Member of the compensation committee.
(3)	Member of the audit committee.
Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board of Directors to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2026 Annual Meeting of Stockholders
Dr. Lawrence Corey has served as a member of our Board of Directors since August 2022. An internationally renowned expert in virology, immunology and vaccine development, Dr. Corey is a former President and Director of Fred Hutchinson Cancer Center, a world-leading institution focused on prevention, diagnosis and treatment of cancer, HIV/AIDS and other diseases. Dr. Corey is also a longtime principal investigator of the HIV Vaccine Trials Network (HVTN). A distinguished expert in the design and testing of vaccines with over 30 years’ experience in both therapeutic and prophylactic vaccines against viral diseases, Dr. Corey has pioneered the development of several safe and effective antivirals. In response to the COVID-19 pandemic, Dr. Corey helped design and coordinate a global strategic response, working closely with National Institute of Allergy and Infectious Diseases and other entities to test vaccines within the COVID-19 Prevention Network, a network modeled upon HVTN. Dr. Corey is a recipient of multiple industry awards and, most recently, was awarded the 2022 Alexander Fleming Award by the Infectious Diseases Society of America. Dr. Corey received his B.S. and M.D. from the University of Michigan and his infectious diseases training at the University of Washington.
We believe that Dr. Corey is qualified to serve on our Board of Directors due to his educational background and his experience in and leadership of biotechnology and pharmaceutical research institutions.
Dr. Shefali Agarwal has served as a member of our Board of Directors since June 2021. Dr. Agarwal is President and Chief Executive Officer of Onxeo S.A. (“Onxeo”), a public clinical stage biotechnology company specializing in the development of innovative drugs targeting tumor DNA damage response. Previously, Dr. Agarwal held various roles, most notably Executive Vice President and Chief Medical and Development Officer, at Epizyme, Inc. (“Epizyme”), a public fully-integrated, commercial-stage biopharmaceutical company developing and delivering novel epigenetic therapies that was acquired by Ipsen in August 2022. Prior to joining Epizyme in 2018, Dr. Agarwal held leadership positions across medical research, clinical development, clinical operations and medical affairs. Dr. Agarwal also served as Chief Medical Officer at SQZ Biotech, Inc. (“SQZ Biotech”), a public biotechnology company, where she built and led the clinical development organization, which included clinical research operations and the regulatory function. Before SQZ Biotech, Dr. Agarwal also held leadership positions at Curis, Inc., a public biotechnology company, and Tesaro, Inc., a biotechnology company that was acquired by GlaxoSmithKline plc. (“GSK”), a public pharmaceutical company. Dr. Agarwal has also held positions of increasing responsibility at Covidien plc, AVEO Pharmaceuticals, Inc. and Pfizer, Inc. (“Pfizer”), a public pharmaceutical company. Dr. Agarwal currently sits on the board of directors of Onxeo and Fate Therapeutics, Inc. (“Fate Therapeutics”), a public biotechnology company. In addition to receiving her medical degree from Bangalore University, Dr. Agarwal holds a master of public health from Johns Hopkins University and an M.S. in management information systems from the University of Baltimore.
We believe that Dr. Agarwal is qualified to serve on our Board of Directors due to her educational background and her experience as a board member and senior executive of biotechnology and pharmaceutical companies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH NAMED NOMINEE.
Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders
Elaine Jones, Ph.D. has served as a member and chairperson of our Board of Directors since May 2020. Previously, Dr. Jones was a Vice President, Worldwide Business Development and Senior Partner at Pfizer Ventures, the venture capital arm of Pfizer, from 2008, when she joined as an Executive Director, until her retirement in April 2019. At Pfizer Ventures, Dr. Jones was responsible for making and managing venture investments for Pfizer as well as serving on the boards of directors of several biotechnology platform and therapeutic companies. Prior to this, Dr. Jones held the position of General Partner at EuclidSR Partners, a venture firm specializing in investment in private and public equity within the health sciences, healthcare, and biopharmaceutical sectors, until 2008. Dr. Jones began her investment career at S.R. One, the corporate investment fund of GSK, where she served from 1999 to 2003. Prior to this role, Dr. Jones served as Director of Scientific Licensing at SmithKline Beecham and as a research scientist in the Research and Development division of SmithKline Beecham Ltd. Dr. Jones currently sits on the boards of directors of CytomX Therapeutics, Inc., a public biotechnology company, Nextcure, Inc., a public biopharmaceutical company, and HBM Healthcare Investments AG, a public venture capital company. Dr. Jones also served on the board of directors of Ibere Pharmaceuticals, Inc., formerly a public special purpose acquisition company, and has served on the boards of directors of more than 20 early to mid-stage biotechnology, therapeutic and pharmaceutical companies during her venture career. Dr. Jones holds a B.S. in biology from Juniata College and a Ph.D. in microbiology from the University of Pittsburgh.
We believe that Dr. Jones is qualified to serve on our Board of Directors due to her educational background, her knowledge of the pharmaceutical industry, her experience as a board member of biotechnology and pharmaceutical companies, and her experience as an investor in new life sciences companies.
Steve Krognes has served as a member of our Board of Directors since July 2018. Mr. Krognes served as Chief Financial Officer of Denali Therapeutics Inc. (“Denali”), a public biotechnology company, from October 2015 to April 2022. Prior to Denali, Mr. Krognes worked at Genentech, Inc. (“Genentech”), a private biotechnology company, where he served as Chief Financial Officer and a member of the executive committee from April 2009 to September 2015. Mr. Krognes also oversaw Genentech’s site services organization between 2011 and 2015, and Genentech’s information technology organization between 2009 and 2011. He chaired the Genentech Access to Care Foundation between 2009 and 2015. From January 2004 to April 2009, Mr. Krognes served as Head of Mergers and Acquisitions and a member of the finance executive committee at Roche Holding AG (“Roche”), a public Swiss biotechnology company. From July 2002 to December 2003, Mr. Krognes served as Director of Mergers and Acquisitions at Danske Bank, based in Norway. From April 2000 to June 2002, he was a venture capitalist with Pylonia Ventures, a Swedish venture investments company. Prior to that, Mr. Krognes worked as a consultant at McKinsey & Company and an investment banker at Goldman Sachs, based in London and Boston. Mr. Krognes currently serves as a member of the board of directors of Denali, Guardant Health, Inc., a public precision oncology company, and argenx SE, a public biopharmaceutical company based in the Netherlands. Mr. Krognes also serves as a member and chairman of the board of directors of Tessa Therapeutics Ltd., a private biotechnology company with headquarters in Singapore. Mr. Krognes also served on the boards of directors of Corvus Pharmaceuticals Inc., a public biopharmaceutical company, between 2016 and 2021, the California Life Sciences Association between 2010 and 2015, and the California Academy of Sciences between 2014 and 2018. He received his M.B.A. from Harvard Business School and his B.S. in economics from the Wharton School of the University of Pennsylvania.
We believe that Mr. Krognes is qualified to serve on our Board of Directors due to his educational background and his experience as a board member and senior executive of biotechnology and pharmaceutical companies.
Clare Fisher has served as a member of our Board of Directors since January 2022. Ms. Fisher currently serves as Senior Vice President of Business Development, Licensing and M&A (ex-China) at BeiGene, Ltd. (“BeiGene”), a public, global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. Ms. Fisher has over 20 years of experience in healthcare corporate and business development, leading collaborations, licensing, mergers and acquisitions, investments and divestments across many technologies and therapeutic areas. Prior to joining BeiGene, Ms. Fisher was Chief Business Officer of Kaleido Bioscience, Inc., formerly a public biotechnology company dedicated to targeting the microbiome to treat a variety of diseases, from April 2019 to

July 2021 and held senior global roles at Shire plc, Cubist Pharmaceuticals, Inc., Blueprint Medicines, Corp. and Genzyme Corporation. Ms. Fisher holds a B.S. in Biochemistry from the University of Bath, as well as an M.B.A. from Henley Management College in the United Kingdom.
We believe that Ms. Fisher is qualified to serve on our Board of Directors due to her educational background and experience as a senior executive of biotechnology and pharmaceutical companies.
Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders
Andrew Allen, M.D., Ph.D. has served as a member of our Board of Directors since August 2015. Dr. Allen co-founded Gritstone and has served as our President and Chief Executive Officer since August 2015. Prior to Gritstone, in April 2009, Dr. Allen co-founded Clovis Oncology, Inc., a public pharmaceutical development company, and served as its Executive Vice President of Clinical and Preclinical Development and Chief Medical Officer from April 2009 to July 2015. Prior to that role, he was Chief Medical Officer at Pharmion Corporation, a biotechnology company that was acquired by Celgene Corporation, from 2006 to 2008. Previously, Dr. Allen served in clinical development leadership roles at Chiron Corporation, a biotechnology company that was acquired by Novartis International AG, and Abbott Laboratories, a public medical devices and healthcare company, and worked at McKinsey & Company, where he advised life science companies on strategic issues. He currently serves on the boards of directors of TCR2 Therapeutics Inc, a public biopharmaceutical company, Revitope Inc., a private biotechnology company, and Verge Genomics, Inc., a private biotechnology company. Dr. Allen previously served on the boards of directors of Sierra Oncology, Inc., a public biopharmaceutical company, from October 2017 until its acquisition by GSK in April 2022, Cell Design Labs, Inc., a private biotechnology company, from November 2015 until its acquisition by Gilead Sciences, Inc. in December 2017, and Epizyme from June 2014 until November 2021. Dr. Allen qualified in medicine at Oxford University and received a Ph.D. in immunology from Imperial College of Science, Technology and Medicine in London.
We believe that Dr. Allen is qualified to serve on our Board of Directors due to his educational experience and his experience as a senior executive of public and private biotechnology and pharmaceutical companies, including his service as our Chief Executive Officer and President.
Dr. Naiyer A. Rizvi is a co-founder and has served as a member of our Board of Directors since June 2021. Dr. Rizvi is Chief Medical Officer at Synthekine Inc., a private, engineered and synthetic cytokine therapeutics company. Until May 2021, he was the Price Family Professor of Medicine, Director of Thoracic Oncology and Co-Director of Cancer Immunotherapy at Columbia University Medical Center. Dr. Rizvi served on the board of directors of ARMO BioSciences Inc., a public biotechnology company until its acquisition by Eli Lilly and Co., from June 2017 to May 2018. From 1990 to 1995, Dr. Rizvi was an attending physician in thoracic oncology and early drug development at Memorial Sloan Kettering Cancer Center, where his translational research focused on immune-checkpoint blockade drug development. He received an M.D. at the University of Manitoba in Winnipeg, Canada, and completed a fellowship in medical oncology at Beth Israel Hospital/Harvard Medical School.
We believe that Dr. Rizvi is qualified to serve on our Board of Directors due to his educational background and his experience as a board member and senior executive of biotechnology companies.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our Board of Directors has engaged Ernst & Young LLP (“EY”), as our independent registered public accounting firm for the year ending December 31, 2023, and is seeking ratification of such selection by our stockholders at the Annual Meeting. EY has audited our financial statements for each of our fiscal years since the fiscal year ended December 31, 2015. Representatives of EY are expected to be in attendance online at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Nothing in our bylaws or other governing documents, or in any applicable law, requires stockholder ratification of the selection of EY as our independent registered public accounting firm. However, the audit committee is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain EY. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
Principal Accountant Fees and Services
The following table provides information regarding the fees incurred to EY during the years ended December 31, 2022 and 2021. The audit committee approved all fees described below and incurred in the respective periods.
	Year Ended December 31,
	2022	2021
Audit Fees(1)	1,379,000	$1,282,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	9,000	$23,000
Total Fees	1,388,000	$1,305,000
(1)
Audit fees are fees for professional services for the audit of our 2022 and 2021 consolidated financial statements, the review of quarterly consolidated financial statements, and for services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements.

(2)	Audit-related fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements.
(3)	Tax fees are fees for tax compliance, tax advice and tax planning.
Pre-Approval Policies and Procedures
The audit committee, or a delegate of the audit committee, pre-approves, or provides pursuant to pre-approvals, policies and procedures for the pre-approval of, all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the audit committee and is available at www.gritstonebio.com.
The audit committee approved all audit, audit-related, tax and other services provided by EY for each of the years ended December 31, 2022 and 2021 and, in each case, the estimated costs of such services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the audit committee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Gritstone under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.
The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board of Directors. The audit committee’s functions are more fully described in its charter, which is available on our website at www.gritstonebio.com. Management has the primary responsibility for our consolidated financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Gritstone’s audited consolidated financial statements as of and for the year ended December 31, 2022.
The audit committee has discussed with Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission (“SEC”). In addition, the audit committee discussed with EY their independence and received from EY the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with EY, with and without management present, the scope and results of EY’s audit of such financial statements.
Based on these reviews and discussions, the audit committee has recommended to our Board of Directors that such audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC. The audit committee also has engaged EY as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and is seeking ratification of such selection by the stockholders.
Audit Committee
Steve Krognes, Chairperson
Naiyer Rizvi, M.D.
Elaine Jones, Ph.D.

CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.gritstonebio.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.
Corporate Governance Guidelines
We believe in sound corporate governance practices and have adopted formal corporate governance guidelines to enhance our effectiveness. Our Board of Directors adopted these corporate governance guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The corporate governance guidelines are also intended to align the interests of directors and management with those of our stockholders. The corporate governance guidelines set forth the practices our Board of Directors follows with respect to Board of Directors and committee composition and selection, meetings of the Board of Directors, Chief Executive Officer performance evaluation and succession planning. A copy of our corporate governance guidelines is available on our website at www.gritstonebio.com.
Independence of the Board of Directors
The Nasdaq Global Select Market’s (“Nasdaq”) rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board. The Board of Directors consults with the Company’s counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.
Consistent with these considerations, our Board of Directors has determined that all of our directors, other than Dr. Allen, qualify as “independent” directors in accordance with the Nasdaq listing requirements. Dr. Allen is not considered independent because he is an employee of Gritstone. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors considered information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.
As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board of Directors to be independent within the meaning of Nasdaq and SEC rules and regulations applicable to the members of such committees.
Leadership Structure of the Board
Our bylaws and corporate governance guidelines provide our Board of Directors with flexibility to combine or separate the positions of chair of the Board of Directors and Chief Executive Officer. Since May 2020, Elaine Jones, Ph.D., who is considered an independent director, has served as chairperson of our Board of Directors. Dr. Jones presides over our executive sessions and acts as a liaison between our management and the Board of Directors.
Our Board of Directors has concluded that our current leadership structure is appropriate at this time. However, our Board of Directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Role of Board in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board of Directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.
Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through our Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-person transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Board Committees
Audit Committee
Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:
•	appoints our independent registered public accounting firm;
•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;
•	determines the engagement of the independent registered public accounting firm;
•	reviews and approves the scope of the annual audit and the audit fee;
•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements;
•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;
•
is responsible for reviewing our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates;
•	reviews all related party transactions on an ongoing basis;
•	establishes procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal controls or auditing matters;
•	annually reviews and assesses treasury functions, including cash management process;
•	discusses on a periodic basis, or as appropriate, with management our policies, programs and controls with respect to risk assessment and risk management;
•	reviews our compliance and ethics programs, including legal and regulatory requirements;
•	consults with management to establish procedures and internal controls relating to cybersecurity;
•	reviews management’s report on its assessment of the effectiveness of internal control over financial reporting and any changes thereto;
•	investigates any matters received, and reports to the Board periodically, with respect to ethics issues, complaints and associated investigations; and
•	reviews the audit committee charter and the committee’s performance at least annually.
During 2022, the members of our audit committee were Mr. Krognes and Drs. Rizvi and Jones, all of whom continue to serve on the committee. Mr. Krognes serves as the chairperson of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board of Directors has determined that Mr. Krognes is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board of Directors has determined that each of the members of our audit committee is independent under the applicable rules of the SEC and Nasdaq. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the audit committee charter is available on the Company’s website at www.gritstonebio.com.
Compensation Committee
Our compensation committee oversees policies relating to compensation and benefits of our officers and employees other than our Chief Executive Officer, with respect to whom our Board of Directors retains the authority to make compensation decisions. The compensation committee reviews and approves or recommends corporate goals and objectives relevant to compensation of our executive officers (other than our Chief Executive Officer), evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The compensation committee also reviews and approves or makes recommendations to our Board of Directors regarding the issuance of stock options and other awards under our stock plans to our executive officers (other than our Chief Executive Officer). The compensation committee also reviews the performance of our Chief Executive Officer and makes recommendations to our Board of Directors with respect to his compensation, while the Board of Directors as a whole makes any final decisions. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter. The current members of our compensation committee are Mr. Krognes and Drs. Agarwal and Jones. Dr. Agarwal serves as the chairperson of our compensation committee. Each member of our compensation committee is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the compensation committee charter is available on the Company’s website at www.gritstonebio.com.
Our compensation committee retained the Human Capital Solutions subdivision of Aon plc (“Aon”), a national compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Aon reports directly to the compensation committee and does not provide any non-compensation related services to the Company. The compensation committee reviewed the independence of Aon, employing the independence factors specified in the listing requirements of Nasdaq. Based on this assessment, the compensation committee determined that the engagement of Aon does not raise any conflicts of interest or similar concerns. In addition, the compensation committee evaluated the independence of its other outside advisors, including outside legal counsel, considering the same independence factors, and concluded that their work for the compensation committee does not raise any conflicts of interest.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board of Directors concerning governance matters. The current members of our nominating and corporate governance committee are Ms. Fisher and Drs. Corey and Jones. Ms. Fisher serves as the chairperson of the committee. Each member of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the nominating and corporate governance committee charter is available on the Company’s website at www.gritstonebio.com.
The nominating and corporate governance committee will consider director candidates recommended by stockholders. Pursuant to our bylaws, for a stockholder to make any nomination for election to the Board of

Directors at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided that, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 5959 Horton Street, Suite 300, Emeryville, CA 94608.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the SEC’s universal proxy rules, stockholders who wish to solicit proxies in support of director nominees other than our proposed nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 calendar days prior to the one-year anniversary of the preceding year’s annual meeting.
Board Diversity
Our nominating and corporate governance committee is responsible for reviewing with the Board of Directors, on an annual basis, the appropriate characteristics, skills and experience required for the Board of Directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:
•	personal and professional integrity;
•	ethics and values;
•	practical and mature business judgment;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	professional and academic experience relevant to our industry;
•	experience as a board member of another publicly held company;
•	experience in finance and accounting and / or executive compensation practices;
•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;
•	geographic background, gender, age and ethnicity; and
•	potential or actual conflicts of interest.
Currently, our Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Board Diversity Matrix
The tables below highlight the composition of our current Board members and the Board’s composition disclosed in the prior year’s proxy statement, in each case according to our Board members’ self-identification within the categories established pursuant to Nasdaq Rule 5605(f):
Board Diversity Matrix (As of April 19, 2023)
Number of Directors	7
Part I: Gender Identity	Female	Male
Directors	3	4
Part II: Demographic Background
Asian	1	1
White	2	3
Board Diversity Matrix (As of April 20, 2022)
Number of Directors	7
Part I: Gender Identity	Female	Male
Directors	3	4
Part II: Demographic Background
Asian	1	1
White	2	3
Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance
During the year ended December 31, 2022, (i) our Board of Directors met thirteen (13) times, (i) our audit committee met four (4) times, (iii) our compensation committee met four (4) times, (iv) our nominating and corporate governance committee met three (3) times and (v) each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which he or she served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders.
Stockholder Communications with the Board of Directors
Should stockholders wish to communicate with our Board of Directors or any specified individual director, such correspondence should be sent to the attention of the Corporate Secretary, at 5959 Horton Street, Suite 300, Emeryville, CA 94608. The Corporate Secretary will forward the communication to the Board of Directors.
Compensation Committee Interlocks and Insider Participation
From January 1 to August 12, 2022, the members of our compensation committee were Dr. Richard Heyman (who also served as chairperson of the committee), Mr. Steve Krognes and Dr. Shefali Agarwal; following Dr. Heyman’s resignation from the Board, effective August 12, 2022, Dr. Agarwal became chairperson of our compensation committee. Effective September 27, 2022, Dr. Elaine Jones was appointed as a member of our compensation committee. Drs. Agarwal and Jones and Mr. Krognes continue to serve on the compensation committee. Dr. Agarwal serves as the chairperson of the committee. None of the members of the compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers on our Board of Directors or compensation committee.
Derivatives Trading, Hedging, and Pledging Policies
Our Insider Trading Compliance Policy prohibits our officers, directors, employees and specified consultants (and members of their immediate family or household) from engaging in hedging transactions involving our equity securities, including but not limited to zero-cost collars and forward sale contracts, and from engaging in short sales or transactions in puts, calls, or other derivative securities involving our equity securities. In addition, our Insider Trading Compliance Policy prohibits these individuals from pledging our securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold our securities in a “margin account,” which would allow the individual to borrow against their holdings to buy securities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of transactions since January 1, 2022 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.
2022 PIPE Financing
In October 2022, we completed a private placement transaction (the “2022 PIPE Financing”), pursuant to which we sold an aggregate of 6,637,165 shares of our common stock at a per share purchase price of $2.26 and pre-funded warrants to purchase 13,274,923 shares of common stock at a price of $2.26 per share (of which $2.2599 per share was prepaid by each purchaser). As a result of the 2022 PIPE Financing, we received aggregate net proceeds of approximately $42.4 million after deducting placement agent commissions and offering expenses payable by the Company. In connection with the 2022 PIPE Financing, on November 22, 2022, we filed a registration statement on Form S-3 with the SEC registering the resale of all shares of our common stock that may be issued in the 2022 PIPE Financing.
Immediately prior to the closing of the 2022 PIPE Financing, certain entities affiliated with Redmile Group, LLC were the beneficial owners of, in the aggregate, more than 5% of our capital stock. In connection with the 2022 PIPE financing, certain of such entities purchased pre-funded warrants to purchase 13,274,923 shares of our common stock at a price per share of $2.26, of which $2.2599 per share was prepaid by such entities in an aggregate amount of $29,999,998.49. No other beneficial owners of more than 5% of our capital stock participated in the 2022 PIPE Financing.
Director and Executive Officer Compensation
See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers.
Employment Agreements
We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Executive Compensation—Narrative to Summary Compensation Table and Outstanding Equity Awards at 2022 Fiscal Year End.”
Indemnification Agreements and Directors’ and Officers’ Liability Insurance
We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to, among other things, indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We also have obtained an insurance policy that insures our directors and executive officers against certain liabilities, including liabilities arising under applicable securities laws.
Policies and Procedures for Related Person Transactions
Our Board of Directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 (or the transaction is otherwise material based on the facts and circumstances) and a related person had or will have a direct or indirect material interest, including without limitation purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. Each transaction required to be reported under Item 404(a) of Regulation S-K since the beginning of last fiscal year was entered into in compliance with our related person transaction policy described above.

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers and their respective ages as of April 19, 2023:
Name	Age	Position(s)
Andrew Allen, M.D., Ph.D.	56	President, Chief Executive Officer and Director
Celia Economides	43	Executive Vice President and Chief Financial Officer
Matthew Hawryluk, Ph.D.	45	Executive Vice President, Chief Business Officer
Erin Jones	51	Executive Vice President and Chief Operating Officer
Karin Jooss, Ph.D.	58	Executive Vice President and Head of Research and Development
Executive Officers
The following biographical information is furnished with respect to our executive officers as of as of April 19, 2023. For the biography of Dr. Allen, see “Proposal No.1: Election of Directors— Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders”.
Celia Economides has served as our Executive Vice President and Chief Financial Officer since June 2021. Prior to Gritstone, Ms. Economides served as Senior Vice President, Strategy and External Affairs at Kezar Life Sciences, Inc. (“Kezar”), a public biotechnology company targeting immune-mediated diseases and cancer. Before joining Kezar in 2019, she served as Vice President, Corporate Affairs at Aurinia Pharmaceuticals, Inc., a public biotechnology company that delivered the first FDA-approved oral treatment (an immunotherapy) for lupus nephritis. Previously, Ms. Economides served as Director of Global Medical Affairs and director of Clinical Operations at BioMarin Pharmaceutical, Inc. (“BioMarin Pharmaceutical”), a public biotechnology company, after the company’s acquisition of Prosensa Holding N.V., where she led IR and corporate communications. Earlier in her career, Ms. Economides led investor relations and program development at the Biotechnology Innovation Organization (BIO) and worked at a healthcare-focused hedge fund and in financial services focusing on the biotechnology sector. Ms. Economides received a B.A. from McGill University and an M.P.H. in Health Policy and Management from Columbia University.
Matthew Hawryluk, Ph.D. has served as our Executive Vice President and Chief Business Officer since November 2015. Prior to Gritstone, from April 2011 to October 2015, Dr. Hawryluk held positions of increasing responsibility at Foundation Medicine, Inc., then a public molecular diagnostics company (subsequently acquired by Roche), most recently serving as Vice President, Corporate and Business Development. Previously, he held roles in business development, marketing and product management across multiple divisions of Thermo Fisher Scientific, Inc., a public company. In 2022, Dr. Hawryluk was recognized by Pharmaceutical Executive magazine as a leading business executive in the pharmaceutical and biotechnology industries. Since December 2022, Dr. Hawryluk has served on the board of directors of Predictive Oncology Inc., a public biotechnology company. Dr. Hawryluk has also served on the Advisory Board of PathAI, Inc., a private biotechnology company, since March 2020. Dr. Hawryluk received a B.S. from the University of Notre Dame, a Ph.D. in cell biology and protein biochemistry from the University of Pittsburgh School of Medicine and an M.B.A. at Carnegie Mellon University’s Tepper School of Business as a Swartz Entrepreneurial Fellow.
Erin Jones has served as our Executive Vice President and Chief Operating Officer since March 2021 and, previously, as our Executive Vice President, Global Head of Regulatory Affairs and Quality Assurance from May 2016 to February 2021. Prior to Gritstone, from July 2014 to April 2016, Mr. Jones served as Vice President, Global Head of Regulatory Affairs, Medical Writing, Pharmacology and Toxicology at Puma Biotechnology, Inc., a public biopharmaceutical company. Prior to that, Mr. Jones served as Director, Regulatory Affairs at BioMarin Pharmaceutical from July 2012 to July 2014. Earlier in his career, Mr. Jones held various positions at Genentech, including Head of Regulatory Intelligence and leader of the HER Franchise Regulatory Group. Mr. Jones received a B.S. in microbiology and chemistry from the University of Pittsburgh and an M.S. in computer systems from Pennsylvania State University.
Karin Jooss, Ph.D. has served as our Executive Vice President and Head of Research & Development since March 2021. Previously, Dr. Jooss served as our Executive Vice President of Research and Chief Scientific Officer from April 2016 to March 2021. Prior to Gritstone, from May 2009 to April 2016, Dr. Jooss served as Head of Cancer Immuno-Therapeutics in the vaccine immuno-therapeutics department at Pfizer, where she was also a member of the vaccine immuno-therapeutics leadership team and served as Head of the

Immuno-Pharmacology Team. Prior to joining Pfizer, Dr. Jooss served as Vice President of Research at Cell Genesys, Inc. (“Cell Genesys”), a private biotechnology company, from June 2005 to April 2009, and as Senior Director of research at Cell Genesys from July 2001 to June 2005. She is on the editorial board of Molecular Therapy and the Journal of Gene Medicine and is a member of the Immunology and Educational Committee of the American Society of Gene & Cell Therapy and the Industry Task Force of the Society for Immunotherapy of Cancer. Dr. Jooss has served on the board of directors of Fate Therapeutics since March 2019. Dr. Jooss received her diploma in theoretical medicine from the University of Marburg in Germany, a Ph.D. in molecular biology and immunology from the University of Marburg in Germany and performed postgraduate work in gene therapy and immunology at the University of Pennsylvania.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our “named executive officers” in the “Summary Compensation Table” below. Our named executive officers in 2022, and their positions, were as follows:
•	Andrew Allen, M.D., Ph.D., President and Chief Executive Officer;
•	Karin Jooss, Ph.D., Executive Vice President and Head of Research & Development; and
•	Erin Jones, Executive Vice President and Chief Operating Officer.
As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
Summary Compensation Table
The following table provides information regarding cash and equity compensation of our named executive officers for the fiscal years presented.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Andrew Allen, M.D., Ph.D. President and Chief Executive Officer	2022	619,550	32,526	1,313,169	378,559	325,264	6,100	2,675,168
	2021	589,417		2,397,735	241,818	309,444	5,800	3,544,214
Karin Jooss, Ph.D. Executive Vice President and Head of Research & Development	2022	493,333		530,374	149,260	207,200	5,538	1,385,705
	2021	453,090		826,289	139,974	199,713	5,225	1,624,291
Erin Jones Executive Vice President and Chief Operating Officer	2022	445,833	20,000	522,087	146,930	187,250	4,929	1,327,029
	2021	417,566		826,310	129,940	175,378	4,794	1,553,988
(1)	The amounts included in this column represent discretionary adjustments made to payments under our annual bonus program.
(2)
The amounts included in this column reflect the aggregate grant date fair value of all options granted during 2022 that were calculated in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation – Stock Compensation. The assumptions that we used to calculate these amounts are discussed in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(3)
The amounts included in this column reflect the aggregate grant date fair value of all restricted stock units granted during 2022 that were calculated based on the closing market price of our common stock on the date of grant in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation – Stock Compensation.

(4)	The amounts included in this column reflect bonus payments earned based on performance pursuant to our annual cash bonus program.
(5)	The amounts included in this column represent matching contributions under our 401(k) plan.

Outstanding Equity Awards at 2022 Fiscal Year End
The following table provides information regarding equity awards held by our named executive officers as of December 31, 2022.
	Option Awards					Stock Awards
Name	Vesting Start Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable	Exercise Price of Option Awards ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Andrew Allen, M.D., Ph.D.	1/31/22	93,958	316042		5.46	70,000(3)	241,500
	01/07/21	—	—	—	—	24,100	83,145
	03/08/21	126,875	163,125	13.87	03/07/31	—	—
	03/01/20	189,062	85,938	8.91	02/24/30	—	—
	03/01/19	168,750	11,250	12.02	02/12/29	—	—
	09/27/18(3)	142,028	—	9.59	08/06/28	—	—
	1/31/22	37,950	127,650	5.46		27,600(3)	95,220
Karin Jooss, Ph.D.	01/07/21	—	—	—	—	13,950	48,128
	03/08/21	43,750	56,250	13.87	03/07/31	—	—
	03/01/20	75,625	34,375	8.91	02/24/30	—	—
	03/01/19	61,875	4,125	12.02	02/12/29	—	—
	09/27/18	51,448	—	9.59	08/06/28	—	—
	1/31/22	37,357	125,656	5.46		27,169(3)	93,733
Erin Jones	01/07/21	—	—	—	—	12,950	44,678
	03/08/21	43,750	56,250	13.87	03/07/31	—	—
	03/01/20	96,250	43,750	8.91	02/24/30	—	—
	03/01/19	61,875	4,125	12.02	02/12/29	—	—
	09/27/18	28,985	—	9.59	08/06/28	—	—
	03/01/17	14,492	—	0.76	02/07/27	—	—
	05/09/16	28,971	—	0.35	05/17/26	—	—
(1)
Stock options vest and become exercisable as to 1/48th of the shares initially underlying the option on each monthly anniversary of the vesting start date, subject to continued service to us, and restricted stock units vest in two equal installments on each anniversary of the vesting start date, subject to continued service to us.

(2)	Amounts calculated by multiplying $3.45, the closing trading price of our common stock as of December 30, 2022, times the number of outstanding restricted stock units.
(3)	Restricted stock units vest on the first anniversary of the vesting start date, subject to continued service to us.
Narrative to Summary Compensation Table and Outstanding Equity Awards at 2022 Fiscal Year End
2022 Salaries
Our named executive officers each receive a base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
Effective March 1, 2022, Dr. Allen’s annual base salary was $625,000, Dr. Jooss’ base salary was $500,000, and Mr. Jones’ base salary was $450,000. The base salary amounts actually paid in fiscal year 2022 are set forth above in the Summary Compensation Table in the column titled “Salary.”
2022 Bonuses
We maintain an annual performance-based cash bonus program in which each of our named executive officers participated in 2022. Each named executive officer’s target bonus is expressed as a percentage of base salary which can be achieved by meeting certain corporate goals established by our board of directors and subject to discretion. The 2022 annual bonuses for Dr. Allen, Dr. Jooss and Mr. Jones, which were paid out in February 2023, were originally targeted at 50%, 40% and 40% of their respective base salaries.
In early 2023, our board of directors reviewed and approved the achievement of our 2022 corporate goals at 105%. Our board of directors also increased Dr. Allen’s target annual bonus to 55% of his annual base salary, retroactively applying the increase to 2022. Based on the level of achievement approved by our board of directors, our named executive officers were paid bonuses at 105% of their targeted amounts. In addition, our board of directors awarded Mr. Jones an additional $20,000 in recognition of his exceptional service.
The annual cash bonuses paid to each named executive officer for 2022 performance are set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” other than the retroactive adjustment to Dr. Allen’s target annual bonus and the discretionary adjustment to Mr. Jones’ annual bonus amount, each of which is set forth in the Summary Compensation Table in the column titled “Bonus.”
2022 Equity Compensation
We use equity awards to motivate and reward our executive officers for long-term corporate performance based on the value of the Company’s common stock and, thereby, align the interests of our executive officers with those of our stockholders. We believe equity provides appropriate long-term incentive and retention of our executive officers.
In connection with our initial public offering, we adopted and our stockholders approved, the 2018 Incentive Award Plan (the “2018 Plan”) in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of the Company and to enable us to obtain and retain services of these individuals, which is essential to our long-term success.
On January 31, 2022, our board of directors granted Dr. Allen, Dr. Jooss and Mr. Jones an option to purchase 410,000, 165,600 and 163,000 shares of our common stock, respectively. Each option has an exercise price per share equal to $5.46, which was the closing trading price of our common stock on the date of grant.
Each option vests as to 1/48th of the initial number of shares underlying the option on each monthly anniversary of January 31, 2022, subject to the named executive officer’s continued service to us.
On January 31, 2022, our board of directors also granted Dr. Allen, Dr. Jooss and Mr. Jones, 70,000, 27,600 and 27,169 restricted stock units, respectively. Each restricted stock unit constitutes the right to be issued one share of stock upon vesting. The restricted stock units vest on the first anniversary of the date of grant, subject to continued services to us.
Options and restricted stock units granted to Dr. Allen, Dr. Jooss and Mr. Jones are subject to the accelerated vesting provisions in their employment agreements described below under “Executive Compensation Arrangements.”
Executive Compensation Arrangements
Employment Agreements
We are party to an employment agreement with each of our named executive officers. Each employment agreement provides that the executive’s employment with us is at-will, and provides for an annual base salary and target annual bonus (expressed as a percentage of base salary), as well as severance and change in control benefits, as described below.
Under Dr. Allen’s employment agreement, if he is terminated without “cause” or resigns for “good reason” (as each is defined in his employment agreement), he will be eligible to receive the following: (i) an amount equal to the sum of his base salary and target annual bonus; and (ii) payment or reimbursement of up to 12 months of healthcare continuation coverage. In addition, if Dr. Allen is terminated without cause or resigns for good reason during the period commencing three months before and ending 12 months after a change in control of the Company, he will be eligible to receive the following: (i) an amount equal to the sum of (A) 150% of his base salary and (B) his target annual bonus; (ii) payment or reimbursement of up to 18 months of healthcare continuation coverage; and (iii) full vesting acceleration of all then-outstanding equity awards. The foregoing severance benefits are subject to Dr. Allen’s execution and non-revocation of a general release of claims against the Company.
Under each of Dr. Jooss’ and Mr. Jones’s employment agreements, if either is terminated without “cause” or resigns for “good reason” (as each is defined in their respective employment agreements), other than in connection with a change in control as described below, the executive will be eligible to receive the following: (i) an amount equal to the sum of (A) 75% of the executive’s base salary and (B) the executive’s target annual bonus; and (ii) payment or reimbursement of up to nine months of healthcare continuation coverage. In addition, if either is terminated without cause or resigns for good reason during the period commencing three months before and ending 12 months after a change in control of the Company, the executive will be eligible to receive the following: (i) an amount equal to the sum of the executive’s base salary and target annual bonus; (ii) payment or reimbursement of up to 12 months of healthcare continuation coverage; and (iii) full vesting acceleration of all then-outstanding equity awards. The foregoing severance benefits are subject to the executive’s execution and non-revocation of a general release of claims against the Company.
Other Elements of Compensation
Retirement Savings and Health and Welfare Benefits
We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Currently, we match contributions made by participants in the 401(k) plan dollar-for-dollar up to 4% of the participant’s eligible compensation contributed to the plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and life and AD&D insurance.
Perquisites and Other Personal Benefits
We provide limited perquisites to our named executive officers when our compensation committee determines that such perquisites are necessary or advisable to fairly compensate or incentivize our employees.
Equity Compensation Plan Information
The following table provides certain information as of December 31, 2022, with respect to all of our equity compensation plans in effect on that date:
Plan Category	Securities Subject to the Outstanding Options, RSUs, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Securities Available for Future Issuance (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)(2)(3)	6,084,913(5)	$7.77	6,048,842(6)
Equity Compensation Plans Not Approved by Stockholders(4)	1,428,233	$5.44	62,167
Total	7,513,146	$7.33	6,111,009
(1)	Consists of our 2018 Plan, 2018 Employee Stock Purchase Plan and 2015 Equity Incentive Plan.
(2)
The 2018 Equity Incentive Award Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning in 2019 and ending in 2028 equal to the lesser of (A) four percent (4%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our board of directors; provided, however, that no more than 45,000,000 shares of stock may be issued upon the exercise of incentive stock options.

(3)
The 2018 Employee Stock Purchase Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under such plan shall be increased on the first day of each year beginning in 2019 and ending in 2028 equal to the lesser of (A) one percent (1%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our board of directors; provided, however, no more than 5,000,000 shares of stock may be issued under the 2018 Employee Stock Purchase Plan.

(4)
Consists of our 2021 Employment Inducement Incentive Award Plan (“2021 Plan”). Our 2021 Plan was adopted by the Board pursuant to Nasdaq Listing Rule 5635(c)(4). All awards granted under the 2021 Plan are intended to constitute “employment inducement awards” under Nasdaq Listing Rule 5635(c)(4), and, therefore, the 2021 Plan is exempt from the Nasdaq Listing Rules regarding shareholder approval of stock option and stock purchase plans. A total of 790,400 shares (“the 2021 Plan Share Limit”) of our common stock were initially reserved for issuance under the 2021 Plan. The 2021 Plan provides that the 2021 Plan Share Limit may be increased by the Board without the stockholder approval.

(5)	Consists of 5,523,387 shares of common stock underlying outstanding options and 561,526 share of common stock subject to the outstanding unvested restricted stock units.
(6)	Includes 4,752,227 and 1,296,615 shares that were available for future issuance as of December 31, 2022 under our 2018 Incentive Award Plan and 2018 Employee Stock Purchase Plan, respectively.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Program
Our Amended and Restated Non-Employee Director Compensation Program sets forth cash and equity compensation provided to our non-employee directors.
Cash Compensation
Under our Amended and Restated Non-Employee Director Compensation Program, our non-employee directors are entitled to the following (i) annual cash retainer for their service on the Board and (ii) additional annual retainers for serving as non-executive chairperson and for their service on the committees of the Board:
Each Non-Employee Director	$40,000
Non-Executive Chairperson of the Board	$35,000
Audit Committee Chairperson	$15,000
Compensation Committee Chairperson	$10,000
Nominating and Corporate Governance Committee Chairperson	$8,000
Each Audit Committee Member (non-Chairperson)	$7,500
Each Compensation Committee Member (non-Chairperson)	$5,000
Each Nominating and Corporate Governance Committee Member (non-Chairperson)	$4,000
Cash compensation is paid quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. In the event a non-employee director does not serve as a non-employee director, or in the applicable position(s) described above, for an entire calendar quarter, the annual cash retainer and fees paid to such non-employee director is prorated for the portion of such calendar quarter actually served as a non-employee director, or in such position(s), as applicable.
Equity Compensation
Initial Stock Option Grant
Each non-employee director who is initially elected or appointed to serve on our Board is granted a stock option award under our 2018 Plan (or any other applicable equity incentive plan then-maintained by us) to purchase 38,000 shares of our Common Stock (such initial stock option award, the “Initial Stock Option Grant”).
The Initial Stock Option Grant is automatically granted on the date on which such non-employee director commences service on the Board and will vest as to 1/36th of the shares subject thereto on each monthly anniversary of the applicable date of grant such that the shares subject to the Initial Stock Option Grant are fully vested on the third anniversary of the grant, subject to the non-employee director continuing in service on the Board through each vesting date.
Annual Stock Option Grant
Each non-employee director who is serving on our Board as of the date of each annual shareholder meeting of the Company (each, an “Annual Meeting”) is granted a stock option award under the 2018 Plan (or any other applicable equity incentive plan then-maintained by us) to purchase 19,000 shares of our Common Stock (such stock option award, the “Annual Stock Option Grant”), provided that the number of shares subject to the Annual Stock Option Grant are prorated for any partial year of service as a non-employee director.
The Annual Stock Option Award is automatically granted on the date of the applicable Annual Meeting and will vest in full on the earlier of (i) the first anniversary of the date of grant and (ii) immediately prior to the Annual Meeting following the date of grant, subject to the non-employee director continuing in service on the Board through such vesting date.
General
The per share exercise price of each of the Initial Stock Option Grant and the Annual Stock Option Grant equals the fair market value of a share of our common stock on the date any such option is granted and is determined pursuant to our 2018 Plan (or any other applicable equity incentive plan then-maintained by us to the extent such options were granted under such plans). The term of the Initial Stock Option Grant and the Annual Stock Option Grant is ten years from the date the grant. Any unvested or unexercisable portion of the Initial Stock Option Grant and the Annual Stock Option Grant at the time of a non-employee director’s termination of service on our Board is forfeited.
No Employee Director Compensation
Our employee-directors do not receive any cash or equity compensation for their service on our Board. If an employee director terminates their service with us or our affiliates and remains on the Board, such former employee director will not receive an Initial Stock Option Grant but, to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with us and our affiliates, an Annual Stock Option Grant as described above.
Director Compensation Table
The following table sets forth information regarding equity awards awarded to or cash compensation paid to our non-employee directors during our fiscal year ended December 31, 2022:
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Richard Heyman, Ph.D.(2)	33,310	27,290	60,600
Naiyer Rizvi, M.D.	49,500	27,290	76,790
Lawrence Corey, M.D.(3)	16,978	95,105	112,083
Shefali Agarwal, M.D., M.P.H.	47,500	27,290	74,790
Steve Krognes	60,000	27,290	87,290
Clare Fisher	46,000	309,776	355,776
Elaine Jones, Ph.D.	89,000	27,290	116,290
(1)
Amounts reflect the aggregate grant date fair value of stock options granted during 2022 computed in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation – Stock Compensation. The assumptions that we used to calculate these amounts are discussed in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. As of December 31, 2022, our non-employee directors held the options set forth in the table below. None of our non-employee directors held any stock awards.

Name	Number of Shares Underlying Option Awards
Naiyer Rizvi, M.D.	19,000
Lawrence Corey, M.D.	38,000
Shefali Agarwal, M.D., M.P.H.	19,000
Steve Krognes	19,000
Clare Fisher	46,693
Elaine Jones, Ph.D.	19,000
(2)	Dr. Heyman resigned from our Board, effective as of August 12, 2022; in connection with his resignation, Dr. Heyman forfeited all shares underlying his option awards.
(3)	Dr. Corey joined our Board, effective as of August 12, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information as to the beneficial ownership of our common stock as of March 31, 2023 for:
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all executive officers and directors as a group.
Beneficial ownership is determined in accordance with the SEC rules and generally includes voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2023 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
The percentage of shares beneficially owned is computed on the basis of 87,848,417 shares of our common stock outstanding as of March 31, 2023. The table below is based upon information supplied to us by our executive officers, directors and principal stockholders and Schedules 13D and Schedules 13G, if any, filed with the SEC, as well as information provided to us by The Nasdaq Stock Market, LLC.
Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Gritstone bio, Inc., 5959 Horton Street, Suite 300, Emeryville, CA 94608.
	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Common Stock	Securities Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
>5% Stockholders:
Entities affiliated with Point72 Asset Management, L.P.(1)	9,009,867	—	9,009,867	10.26%
Entities affiliated with Redmile Group, LLC(2)	6,731,460	2,271,521	9,002,981	9.99%*
Named Executive Officers and Directors:
Andrew Allen, M.D., Ph.D.(3)	1,523,429	824,944	2,348,373	2.65%
Karin Jooss, Ph.D.(4)	355,204	310,447	665,651	**
Erin Jones(5)	51,677	354,388	406,065	**
Naiyer Rizvi, M.D.(6)	—	47,062	47,062	**
Lawrence Corey, M.D.(7)	—	9,500	9,500	**
Shefali Agarwal, M.D., M.P.H.(8)	—	25,215	25,215	**
Steve Krognes(9)	—	56,012	56,012	**
Clare Fisher(10)	—	16,889	16,889	**
Elaine Jones, Ph.D.(11)	—	47,442	47,442	**
All executive officers and directors as a group (11 persons)(12)	2,124,681	2,020,142	4,144,823	4.61%
*
Beneficial ownership includes certain pre-funded warrants to purchase our common stock (the “Warrants”). Pursuant to the terms of such Warrants, a holder does not have the right to exercise any portion of the Warrant to the extent that, after giving effect to the issuance of our common stock after exercise, such holder would beneficially own more than 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of our common stock following the exercise of such Warrant.

**	Indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)
Based solely on information set forth in Schedule 13G/A filed with the SEC on February 14, 2023 by the following persons and entities with respect to shares of our common stock beneficially owned on December 31, 2022, as updated by information provided to us by The Nasdaq Stock Market LLC as of March 31, 2023: Point72 Asset Management, L.P., Point72 Capital Advisors, Inc. and Steven A. Cohen (collectively, the “Point72 Persons”), and also Cubist Systematic Strategies, LLC (“Cubist Systematic Strategies”).

The addresses of the principal business office of the above persons and entities are (i) for each of the Point72 Persons, 72 Cummings Point Road, Stamford, CT 06902; and (ii) for Cubist Systematic Strategies, 55 Hudson Yards, New York, NY 10001.
(2)
Based solely on information set forth in Schedule 13G/A filed with the SEC by Redmile Group, LLC on February 14, 2023 with respect to shares of common stock beneficially owned by Redmile Group, LLC on December 31, 2022, as updated by information provided to us by The Nasdaq Stock Market LLC as of March 31, 2023, Redmile Group, LLC’s beneficial ownership of our common stock is comprised of shares of common stock owned by certain private investment vehicles and/or separately managed accounts managed by Redmile Group, LLC, which shares of common stock may be deemed beneficially owned by Redmile Group, LLC as investment manager of such private investment vehicles and/or separately managed accounts. The reported securities may also be deemed beneficially owned by Jeremy C. Green as the principal of Redmile Group, LLC. Each of Redmile Group, LLC and Mr. Green disclaims beneficial ownership of these shares, except to the extent of their pecuniary interest in such shares, if any. Subject to the Beneficial Ownership Blocker (as defined below), Redmile Group, LLC may also be deemed to beneficially own 23,988,656 shares of our common stock issuable upon exercise of certain Warrants. Pursuant to the terms of such Warrants, Redmile Group, LLC and its affiliated entities that hold such Warrants do not have the right to exercise any portion of their Warrants, and any such exercise shall be void ab initio to the extent (but only to the extent) that, after giving effect to the issuance of our common stock after exercise, the holder of such Warrant(s) (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of its affiliates) would beneficially own in excess of 9.99% (the “Beneficial Ownership Limitation”) of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of our common stock following the exercise of such Warrant(s) (the “Beneficial Ownership Blocker”). The number of shares of our common stock shown as beneficially owned by Redmile Group, LLC reflects application of the Beneficial Ownership Limitation as described above, although the Beneficial Ownership Limitation may be changed at a holder’s election upon 61 days’ notice to Gritstone. The address of Redmile Group, LLC and its affiliated entities and persons is One Letterman Drive, Building D, Suite D3-300, San Francisco, California 94129.

(3)
Consists of (i) 1,449,275 shares of common stock held directly by a family trust of which Dr. Allen serves a trustee (ii) 74,154 shares held by Dr. Allen and (iii) 824,944 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2023.

(4)
Consists of (i) 355,204 shares of common stock held by Dr. Jooss and (ii) 310,447 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2023.

(5)	Consists of (i) 51,677 shares of common stock held by Mr. Jones and (ii) 354,388 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2023.
(6)	Consists of 47,062 shares of common stock that may be acquired by Dr. Rizvi pursuant to the exercise of stock options within 60 days of March 31, 2023.
(7)	Consists of 9,500 shares of common stock that may be acquired by Dr. Corey pursuant to the exercise of stock options within 60 days of March 31, 2023.
(8)	Consists of 25,215 shares of common stock that may be acquired by Dr. Agarwal pursuant to the exercise of stock options within 60 days of March 31, 2023.
(9)	Consists of 56,012 shares of common stock that may be acquired by Mr. Krognes pursuant to the exercise of stock options within 60 days of March 31, 2023.
(10)	Consists of 16,889 shares of common stock that may be acquired by Ms. Fisher pursuant to the exercise of stock options within 60 days of March 31, 2023.
(11)	Consists of 47,442 shares of common stock that may be acquired by Dr. Jones pursuant to the exercise of stock options within 60 days of March 31, 2023.
(12)
Consists of (i) 2,124,681 shares of common stock beneficially owned by our executive officers and directors and (ii) 2,020,142 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2023 held by our executive officers and directors.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2022, except that Form 4 filings for each of Rahsaan Thompson, Karin Jooss, Erin Jones, Matthew Hawryluk, Vassiliki “Celia” Economides, James Cho and Andrew Allen in connection with certain restricted stock units and options granted to each of the foregoing officers (and, in the case of Dr. Allen, officers and directors) on January 31, 2022 were filed late.
ADDITIONAL INFORMATION
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
Brokers with account holders who are Gritstone stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker or (2) direct your written request to: 5959 Horton Street, Suite 300, Emeryville, CA 94608. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.
Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, the Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.
Other Matters
As of the date of this Proxy Statement, the Board of Directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties.
If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in the discretion of the proxy holder.
We have filed our Annual Report on Form 10-K for the year ended December 31, 2022 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov and our website at www.gritstonebio.com. Upon written request by a Gritstone stockholder, we will mail without charge a copy of our Annual Report on

Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary, 5959 Horton Street, Suite 300, Emeryville, CA 94608.
By Order of the Board of Directors

/s/ Andrew Allen
Andrew Allen, M.D., Ph.D.
President and Chief Executive Officer
April 26, 2023

gritstone bio

GRITSTONE BIO, INC.
5959 HORTON STREET, SUITE 300
EMERYVILLE, CALIFORNIA 94608

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 15, 2023 for shares held directly and by 11:59 P.M. ET on June 13, 2023 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GRTS2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 15, 2023 for shares held directly and by 11:59 P.M. ET on June 13, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V10684-P91494

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GRITSTONE BIO, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Lawrence Corey, M.D.
02) Shefali Agarwal, M.D., M.P.H.

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

V10685-P91494

GRITSTONE BIO, INC.
Annual Meeting of Stockholders
June 16, 2023 9:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Andrew Allen, as proxy with the power to appoint his substitute, and hereby authorize him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GRITSTONE BIO, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 16, 2023, at www.virtualshareholdermeeting.com/GRTS2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side